Exhibit 10.62

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 16 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. § 24b-2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is entered into effective as of December 11, 2015 (the “First Amendment Date”), by and between HINES REIT 345 INVERNESS DRIVE, LLC, a Delaware limited liability company (“Landlord”), and GEVO, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease dated September 13, 2012 (the “Lease”), relating to the leasing of certain premises (the “Current Premises”) consisting of approximately 29,865 rentable square feet of space, commonly known as Suite 310, in the building located at 345 Inverness Drive South, Englewood, Colorado 80012 and commonly known as Building “C” (the “Building), said Current Premises being more particularly described in the Lease;

B. The Lease Term is currently scheduled to expire on July 31, 2016; and

C. Landlord and Tenant desire to (i) have Tenant surrender to Landlord, on the Surrender Date (as defined below), approximately 10,624 rentable square feet of the Current Premises (the “Surrender Premises”), said Surrender Premises being more particularly described on Exhibit “A” attached hereto and incorporated herein, (ii) extend the Lease Term as to the Reduced Premises (as defined below), (iii) establish the Basic Rent for the First Extension Term (as defined below), and (iv) provide other amendments of the Lease, all subject and pursuant to the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Incorporation of Recitals.  The foregoing Recitals shall be incorporated as though fully set forth herein.

2. Surrender of the Surrender Premises.

2.1 Surrender Date.  On or before the earlier of: (i) July 31, 2016 or (ii) such other date as may be mutually agreed upon by the parties (the “Surrender Date”), Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Premises pursuant to the same provisions and requirements of the Lease as would apply to the surrender of the Current Premises upon expiration of the Lease.  Tenant’s obligation to vacate and deliver the Surrender Premises shall be subject to Landlord’s completion of the work set forth in Section 7.1(b) below.  Landlord agrees to use commercially reasonable efforts to find a new tenant for the Surrender Premises.

2.2 Obligations Until Surrender; Proration.  All of the terms, covenants, agreements and conditions of the Lease shall remain in full force and effect with respect to the Surrender Premises through the Surrender Date.  Tenant shall continue to pay all monetary obligations, including, without limitation, Basic Rent, Additional Rent and any other rent and charges as they may become due and payable under the Lease applicable to the Surrender Premises through and including the Surrender Date.  As of 11:59 p.m. on the Surrender Date, the surrender of the Surrender Premises shall be deemed effective and the monetary obligations with respect to the Surrender Premises shall be prorated, billed and payable in the manner provided in the Lease, in the same manner as would apply if the term of the Lease expired on the Surrender Date with respect to the Surrender Premises.

2.3 Effect on Lease After Surrender Date.  From and after the Surrender Date, the Lease shall continue in full force and effect for the remainder of the Lease Term (as extended by this First Amendment), upon and subject to the terms and provisions of the Lease, as amended pursuant to the terms of this First Amendment.  After the Surrender Date, (i) the Surrender Premises shall cease to be a part of the Demised Premises and Tenant shall have no right to possession or use of the Surrender Premises or any options or other rights with respect to the Surrender Premises; and (ii) the Basic Rent and Additional Rent due and payable under the Lease that would otherwise be allocable to the Surrender Premises shall no longer accrue under the Lease with respect to the Surrender Premises.

2.4 Holding Over.  If Tenant shall hold over in the Surrender Premises after the Surrender Date, without  the express written consent of Landlord, Tenant shall be deemed to be  a trespasser upon the Surrender Premises and the provisions of Section 13.2 of the Lease shall apply with respect thereto.

2.5 No Release.  Notwithstanding any provision of this First Amendment to the contrary, neither this First Amendment nor the acceptance by Landlord of the Surrender Premises shall in any way:

(a) be deemed to excuse or release Tenant or Landlord from any obligation or liability with respect to the Surrender Premises (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless the other party or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (i) first arises on or prior to the Surrender Date or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to the Surrender Date; or

(b) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

3. The Reduced Premises.  From and after the Surrender Date (provided Tenant has surrendered the Surrender Premises in accordance with this First Amendment), the Lease is amended such that all references in the Lease to the “Demised Premises” shall be deemed to refer to that portion of the Current Premises remaining after the surrender of the Surrender Premises.  The Current Premises, less the Surrender Premises, is sometimes referred to herein as the “Reduced Premises.”  Landlord and Tenant acknowledge and agree that the Reduced Premises shall consist of approximately 19,241 rentable square feet of space.

4. The First Extension Term.  The term of the Lease for the Reduced Premises is hereby extended for an additional term (the “First Extension Term”), commencing on  the day immediately following the Surrender Date (the “First Extension Date”), and terminating on July 31, 2021 (the “Expiration Date”), unless sooner terminated pursuant to the Lease.  For the avoidance of doubt, (i) from and after the First Extension Date, the Lease is amended such that all references in the Lease to the “Lease Term” (or any variation thereof) shall be deemed to include reference to the First Extension Term and (ii) any references in the Lease to the “Initial Lease Term” shall  mean the period of time specified in the Summary commencing at noon on the Commencement Date specified in the Summary and expiring at 11:59 p.m. on the Surrender Date.

5. Rent and Other Terms.

5.1 Basic Rent.  Beginning on the First Extension Date and continuing throughout the First Extension Term, the Basic Rent for the Reduced Premises shall be as follows:

Period of the First Extension Term	Annual Rent Per Rentable Square Foot	Annual Basic Rent	Monthly Installment of Basic Rent
First Extension Date – July 31, 2017	$[***]	$[***]	$[***]
August 1, 2017 – July 31, 2018	$[***]	$[***]	$[***]
August 1, 2018 – July 31, 2019	$[***]	$[***]	$[***]
August 1, 2019 – July 31, 2020	$[***]	$[***]	$[***]
August 1, 2020 – July 31, 2021	$[***]	$[***]	$[***]

5.2 Tenant’s Pro Rata Share of Taxes, Landlord’s Insurance and Common Facilities Charges.  Beginning on the First Extension Date and continuing throughout the Lease Term (as extended hereby), “Tenant’s Pro Rata Share” of (i) Building C shall be equal to 34.03%, and (ii) the Project shall be equal to 10.98%, each such percentage being subject to adjustment in accordance with the terms and conditions of the Lease.

*Confidential Treatment Requested

6. The Tenant Allowance; Tenant’s Work.

6.1 The Tenant Allowance; Tenant’s Work.  Landlord shall, subject to the terms and conditions of this Section 6 and the Tenant Work Letter (as defined below), provide Tenant with an improvement allowance (the “Tenant Allowance”) not to exceed $[***], based upon $[***] per square foot of the Reduced Premises, for the purpose of contributing towards the costs of the design, engineering and construction of real property improvements in the Reduced Premises (collectively, “Tenant’s Work”). Tenant’s Work shall be performed in accordance with the terms the Tenant Work Letter attached hereto as Exhibit “B” (the “Tenant Work Letter”).  Tenant shall cause Tenant’s Work to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, liens or other encumbrances, and in accordance with the terms and conditions of the Lease, the Tenant Work Letter and all applicable Laws.

6.2 Excess Costs.  Tenant shall be responsible for any costs of the Tenant’s Work which are in excess of the Tenant Allowance (collectively, “Excess Costs”).  Prior to commencing construction of Tenant’s Work, Tenant shall obtain and provide to Landlord a final estimate of the cost of Tenant’s Work that is depicted on Approved Working Drawings (as defined in the Tenant Work Letter), which estimate shall be certified to Landlord by Tenant and Tenant’s Contractor (the “Tenant Cost Proposal”).  If the Tenant Cost Proposal discloses any Excess Costs, then Tenant shall pay all such Excess Costs before Landlord is required to fund any portion of the Tenant Allowance.

6.3 Deadline for Use.  Notwithstanding anything in this First Amendment or the Tenant Work Letter to the contrary, including Tenant’s right to the Unused Funds as set forth in Section 2.2(b)(i) of the Tenant Work Letter, Tenant shall cause the Tenant Allowance to be used on or before the date that is six (6) months following the First Extension Date (the “Deadline for Use”).  If Tenant fails to complete Tenant’s Work on or before the Deadline for Use (for any reason other than any caused by Landlord), then (a) Tenant shall be deemed to have forfeited the balance of the Tenant Allowance, and (b) Landlord shall have no obligation to provide all or any portion of the remaining balance of the Tenant Allowance to Tenant.

6.4 Limitations.  Notwithstanding anything in this First Amendment or the Tenant Work Letter to the contrary, Landlord shall have no obligation to provide or disburse all or any portion of the Tenant Allowance, so long as a Default by Tenant by Tenant is continuing under the Lease (after the expiration of any applicable notice and cure periods).

7. Landlord’s Work.

7.1 Landlord’s Work. Subject to the terms and conditions of this Section 7, Landlord, shall, except as set forth herein, at Landlord’s sole cost and expense, complete the following work in the Reduced Premises (collectively, “Landlord’s Work”):

(a) The demising and painting of the wall (the “Demising Wall”) of the Reduced Premises as more particularly set forth on the approved space plan attached hereto as Exhibit “C” (the “Approved Space Plan”); and

(b) The separation of (i) electrical cabling serving the lights and outlets located in the Surrender Premises, (ii) power and natural gas serving the HVAC unit serving the Surrender Premises and (iv) other utilities solely serving the Surrender Premises.

Landlord shall cause Landlord’s Work to be designed, engineered and constructed in a good and workmanlike manner, free of any material defects and liens, and in accordance with the terms and conditions of the Lease and all applicable Laws.  For the avoidance of doubt, any electrical circuits, fire alarm circuits and any other circuits serving the Current Premises as of the First Amendment Date shall be severed at the Demising Wall and Landlord and Tenant shall be solely responsible for the repair or reconnection of such circuits to each respective utility room serving the Surrender Premises or Reduced Premises, as applicable.

7.2 Building Standard.  Subject to the provisions of Section 7.2 hereof, Landlord’s Work shall be done with such minor variations as Landlord may deem advisable, so long as such variations will not materially interfere with the permitted use of the Reduced Premises.  Subject to the provisions of Section 7.2 hereof, in order to insure the consistent quality and appearance of the Building, the style, color and items to be used in the construction and installation of Landlord’s Work shall be made in Landlord’s sole discretion.

7.3 Above Standard Tenant Finish.  All work and materials required to complete Landlord’s Work not specifically identified in Section 7.1 hereof, including, without limitation, Tenant’s obligation to demise, separate, reconfigure and redistribute Tenant’s IT cabling, electrical cabling, HVAC and over utilities solely serving the Reduced Premises, shall be at Tenant’s cost and shall be referred to as “Above Standard Tenant Finish.”  If Tenant makes any modifications or changes the Approved Space Plan then all resulting costs and expenses shall be Tenant’s and shall be paid promptly by Tenant upon receipt of billing therefor.  All costs for Above Standard Tenant Finish shall be promptly paid to Landlord by Tenant from time to time as work progresses upon Tenant’s receipt of a written invoice accompanied by a supporting statement from Landlord.

7.4 HVAC Unit.  Following completion of Landlord’s Work, Landlord and Tenant hereby acknowledge and agree that Landlord shall retain the sole use of the HVAC unit serving the Surrender Space.

7.5 Landlord’s Entry Right.  To the extent that preparation for and performance of Landlord’s Work requires access, work or construction within or through the Reduced Premises, Landlord and Landlord’s representative and contractors shall have the right, upon twenty-four (24) hours’ prior notice to Tenant (except that no notice shall be required in the event of an emergency), to enter the Reduced Premises to perform such work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that all Rent due and payable by Tenant under the Lease shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to business of Tenant due to such access, work, construction or otherwise.  Tenant shall cooperate with Landlord and Landlord’s contractors to allow such work and shall move Tenant’s trade fixtures, furnishings and equipment as requested by Landlord or Landlord’s contractors.  Prior to Landlord’s commencement of Landlord’s Work, Landlord and Tenant shall mutually agree upon a construction schedule for Landlord’s Work that will limit disruption to Tenant’s business operations.

7.6 Limitations.  Notwithstanding anything in the Lease or this Amendment to the contrary, Landlord shall have no obligation to perform or complete all or any portion of Landlord’s Work so long as an Event of Default is continuing under the Lease (as amended hereby)

8. Condition of the Reduced Premises.  Tenant acknowledges that, with the exception of Landlord’s representations and warranties contained in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Reduced Premises or the Building, or with respect to the suitability of any part of the same for the conduct of Tenant’s business.  Tenant further acknowledges and agrees that, as of the First Amendment Date, (a) Tenant (or parties claiming by, through or under Tenant) is in possession of the Reduced Premises, and (b) the Reduced Premises and the Building are in a good and sanitary order, condition and repair acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the Reduced Premises “AS IS” in the condition existing on the First Amendment Date, and to have waived all claims relating to the condition of the Reduced Premises, except for claims based on (a) latent defects in Landlord’s Work (which were not caused or knowingly aggravated by Tenant) in the Reduced Premises which Tenant provides written notice of the same to Landlord prior to the date that is six (6) months after the First Extension Date, or (b) Landlord’s breach of its repair and maintenance obligations set forth in the Lease.  Except as expressly set forth in Section 6 above, Landlord shall not have any obligation to construct or install any improvements or alterations or to pay for any such construction or installation in or on the Reduced Premises.

9. Parking.

9.1 Modification and Ratification Tenant’s Parking Privileges.  Landlord and Tenant acknowledge and agree that, (a) Tenant’s parking privileges set forth in Section 14 of the Summary of Basic Lease Terms in the Lease and Section 14.18 of the Lease (the “Parking Privileges”) shall, subject to the terms and conditions of the Lease (as amended hereby), continue in full force and effective during the First Extension Term and (b) as of the First Extension Date, the first sentence of Section 14 of the Summary of Basic Lease Terms in the Lease is hereby deleted in its entirety and replaced with the following:

“Parking: 95 unassigned parking spaces in close proximity to the Building (based upon 5.0 unassigned parking spaces per 1,000 square feet of Floor Area) which shall be free for the entire Lease Term.”

10. Tenant’s Existing Options and Other Rights; No Other Options.

10.1 Modification and Ratification of Option to Renew.  Landlord and Tenant acknowledge and agree that (a) Tenant’s option to renew the Lease Term for one (1) additional term of five (5) years as set forth in Section 4 of Rider 1 to the Lease (the “Option to Renew”) shall, subject to the terms and conditions of the Lease, continue in full force and effect during the Lease Term (as extended hereby), and (b) the Option to Renew shall apply, mutatis mutandis, as to the Reduced Premises.

10.2 Deletion of Right of First Refusal.  Tenant acknowledges and agrees that Tenant’s Right of First Refusal to Lease set forth in Section 5 of Rider 1 to the Lease is hereby deleted, in its entirety, and is of no further force or effect.

10.3 No Other Options.  Tenant acknowledges and agrees that, except as expressly set forth in this Section 10, any and all options Tenant may have had to extend or expand the Lease, if any, have expired and are of no further force or effect.  Except as expressly set forth in this Section 10, Tenant has no option to extend, renew or terminate the Lease, nor any rights of first offer, rights of refusal or rights to expand or contract under the Lease.

11. Brokerage.  Landlord and Tenant each represent and warrant that they have dealt with no broker, realtor, or agent in connection with this First Amendment and its negotiation, except for (a) Jones Lang LaSalle (“Tenant’s Broker”), as Tenant’s exclusive agent, and (b) Newmark Grubb Knight Frank (“Landlord’s Broker,” and, together with Tenant’s Broker, collectively, the “Brokers”), as Landlord’s exclusive agent.  Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with the Brokers.  Tenant hereby agrees to indemnify and hold Landlord and Landlord’s Related Parties (as defined in Section 8.23 of the Lease) harmless of and from any and all Claims (as defined in Section 8.23 of the Lease) by reason of any claim of or liability to any broker or other person (other than the Brokers) claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this First Amendment.  Landlord hereby agrees to indemnify and hold Tenant harmless of and from any and all Claims by reason of any claim of or liability to any broker or other person claiming through Landlord and arising out of or in connection with the negotiation, execution and delivery of this First Amendment

12. General Provisions.

12.1 Full Force and Effect; Conflict.  Except as amended by this First Amendment, the Lease as modified herein remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this First Amendment, the terms and conditions of this First Amendment shall control.

12.2 Capitalized Terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

12.3 Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

12.4 Attorneys’ Fees.  In the event of litigation arising out of or in connection with this First Amendment, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

12.5 Successors and Assigns.  This First Amendment shall be binding upon and shall, subject to the limitations set forth in the Lease, inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

12.6 Entire Agreement.  The Lease, as amended by this First Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

12.7 Power and Authority.  Each of Tenant and Landlord represents that it has not assigned or transferred any of its respective interest in the Lease and each represents that it has full power and authority to execute this First Amendment.

12.8 Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Facsimile/.PDF Signatures.  This First Amendment may be executed by facsimile and/or .pdf signatures which shall be binding as originals on the parties hereto.

12.10 No Option.  The submission of this document for examination and review does not constitute an option, an offer to lease space in the Building or an agreement to lease.  This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord’s execution of the same.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the First Amendment Date.

LANDLORD:

HINES REIT 345 INVERNESS DRIVE LLC,
a Delaware limited liability company

By:	[***]

Name:	[***]

Title:	Authorized Agent

TENANT:

GEVO, INC.,
a Delaware corporation

By:	/s/ Mike Willis

Name:	Mike Willis

Title:	Chief Financial Officer

*Confidential Treatment Requested

Signature Page

First Amendment to Lease

Building C, Suite 310

345 Inverness Drive South

Englewood, CO  80112

(Gevo, Inc.)

EXHIBIT “A”

DEPICTION Of surrender PREMISES

*The crosshatched area is the Surrender Premises.

Exhibit “A” – Page 1

First Amendment to Lease

Building C, Suite 310

345 Inverness Drive South

Englewood, CO  80112

(Gevo, Inc.)

EXHIBIT “B”

TENANT WORK LETTER

THIS TENANT WORK LETTER (this “Tenant Work Letter”) is attached to and a part of that certain First Amendment to Lease dated December 11, 2015 (the “First Amendment”), by and between HINES REIT 345 INVERNESS DRIVE LLC, a Delaware limited liability company (“Landlord”), and GEVO, INC., a Delaware corporation (“Tenant”).  Landlord, as Landlord, and Tenant, as Tenant, entered into that certain lease dated September 13, 2012 (the “Original Lease” and, together with the First Amendment, the “Lease”).  All references in this Tenant Work Letter to Sections of the “Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.  Capitalized terms not otherwise defined in this Tenant Work Letter shall have the meanings given to such terms in the Lease.

RECITALS:

1. Base Building; Landlord Work.

1.1 Base Building.  The “Base Building” means those portions of the Reduced Premises and the Building that were in existence prior to the construction of Tenant’s Work.

1.2 Landlord Work.  Except for Landlord’s Work, Landlord shall have no obligation for construction work or improvements on the Reduced Premises, and Landlord’s contribution to the construction and improvements on the Reduced Premises consists only of the delivery to Tenant of the Tenant Allowance in accordance with the terms and conditions of the First Amendment and this Tenant Work Letter.

2. The Tenant Allowance; Disbursement.

2.1 The Tenant Allowance.  Landlord shall, subject to the terms and conditions of the Lease and this Tenant Work Letter, provide the Tenant Allowance to be applied to the cost of Tenant’s Work.  Tenant shall be entitled to the Tenant Allowance to be used for Allowance Items (as defined below).  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of the Tenant Allowance.

2.2 Disbursement of the Tenant Allowance.

(a) Allowance Items.  The Tenant Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Allowance Items”):

(i) Payment of the fees of the “Architect”, the “Engineers,” and the “Project Manager,” as those terms are defined in Section 3.1 of this Tenant Work Letter, including, without limitation, all space planning fees and other design costs actually paid by Tenant (as documented by invoices);

(ii) The payment of plan check, permit and license fees relating to construction of Tenant’s Work;

Exhibit “B” – Page 1

(iii) The cost of construction of Tenant’s Work, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

(iv) The cost of any changes in the Base Building when such changes are required by the Construction Drawings (as defined below), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(v) The cost of any changes to the Construction Drawings or Tenant’s Work required by all applicable Laws, including, without limitation, all applicable building codes;

(vi) The costs of Landlord’s engineer and any other consultants retained by Landlord in connection with Landlord’s review of the Design Documents and Constructions Drawings;

(vii) [Intentionally deleted]; and

(viii) Sales and use taxes.

(b) Unused Funds; Personal Property.

(i) Provided that no default by Tenant is continuing under the Lease beyond any applicable notice and cure periods, Tenant shall be entitled to receive a refund from Landlord of any unused portion of the Tenant Allowance upon completion of Tenant’s Work (if any, the “Unused Funds”).  The Unused Funds may only be used as a credit against Basic Rent due under the Lease (or, at Landlord’s option, in its sole discretion, a cash refund to Tenant).  Landlord shall disburse to Tenant or apply the Unused Funds to Basic Rent within thirty (30) days after Tenant’s written demand.  If Tenant fails to demand the Unused Funds on or before the Deadline for Use, Landlord shall have no obligation to provide the Unused Funds to Tenant.

(ii) In no event shall the Tenant Allowance include any costs of procuring or installing any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing or any other personal property (collectively, “Personal Property”), and the cost of such Personal Property shall be paid by Tenant.

(c) Disbursement of the Tenant Allowance.

(i) Monthly Disbursements.  During the construction of Tenant’s Work, Landlord shall make periodic disbursements of the Tenant Allowance (less a ten percent (10%) retainage, herein the “Retainage”) for Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant in accordance with the terms and conditions of this Section 2.2(c); provided, however, in no event shall Landlord be required to make disbursements more than once monthly.  From time to time as Tenant receives draw requests from the Contractor (as defined below) during the construction of Tenant’s Work, or as Tenant pays Allowance Items to other of Tenant’s Construction Agents (as defined below), Tenant shall deliver to Landlord, as a condition to the disbursement of all or any portion of the Tenant Allowance:  (1) an executed request for payment of the Contractor, in a form reasonably

Exhibit “B” – Page 2

acceptable to Landlord, detailing the portion of the work completed; (2) invoices from all of Tenant’s Construction Agents for labor rendered and materials delivered to the Reduced Premises; (3) executed unconditional partial mechanic’s lien waivers and releases (conforming to the requirements of applicable law) from all of Tenant’s Construction Agents; and (4) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed, as between Landlord and Tenant, Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request.  Not more than thirty (30) days thereafter, Landlord shall deliver a check payable to Tenant, the Contractor or such other of Tenant’s Construction Agents (as directed by Tenant in Tenant’s disbursement request) in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2.2(c)(i), or (B) the balance of any remaining available portion of the Tenant Allowance (net of Retainage); provided, however, as a condition to the final disbursement of the remaining balance of the Tenant Allowance, including any Retainage (the “Final Disbursement”), Tenant shall deliver to Landlord, in addition to all other items set forth in this Section 2.2(c)(i), (y) an executed unconditional final mechanic’s lien waiver and release (conforming to the requirements of applicable law) from all of Tenant’s Construction Agents and (z) a certificate from the Architect, in form and substance satisfactory to each Mortgagee (as defined in Section 8.15 of the Original Lease), certifying that, as of the date of the certificate, Tenant’s Work has been completed in accordance with the Approved Working Drawings (as defined below).  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(ii) Limitations.  Landlord’s disbursement of the Tenant Allowance is subject to the limitations set forth in Section 6 of the First Amendment.

3. Design of Tenant’s Work.

3.1 Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner designated by Tenant (the “Architect”) to prepare the Construction Drawings; provided, however, the Architect shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado.  Tenant shall retain the engineering consultants designated by Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Reduced Premises , which work is not part of the Base Building; provided, however, the Engineers shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado; provided, further, however, that if Tenant does not use  engineers as provided for in this Section 3.1, then Landlord may retain, as an Allowance Item, its own engineer to review the Construction Drawings and consult with the Engineers regarding the same.  Tenant may retain a project manager to oversee Tenant’s Work (the “Project Manager”).  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall be subject to Landlord’s reasonable approval.  Landlord shall advise Tenant, in writing, within five (5) business days after Landlord’s receipt of the Construction Drawings if the same are unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory items).  Landlord’s failure to respond within the said 5-business day period shall be deemed as Landlord’s disapproval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible

Exhibit “B” – Page 3

for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, compliance with Laws or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Working Drawings.  Tenant shall supply the Architects and Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, HVAC requirements, electrical requirements and special electrical receptacle requirements for the Reduced Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (as defined below) in the manner as set forth below.  Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for Tenant’s Work and Architect shall compile a fully-coordinated set of architectural, structural (if required), mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant, in writing, within five (5) business days after Landlord’s receipt of the Final Working Drawings if the same are unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory items).  Landlord’s failure to respond within the said 5-business day period shall be deemed as Landlord’s disapproval.  If Tenant is so advised, Tenant shall promptly review the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith and submit revised Final Working Drawings for Landlord’s approval in accordance with the terms hereof.

3.3 Approved Working Drawings.  The Final Working Drawings with the changes required by Landlord pursuant to Section 3.2 above, if any, shall be approved or disapproved by Landlord within five (5) business days after the date Tenant delivers the revised Final Working Drawings to Landlord prior to the commencement of construction of Tenant’s Work (the “Approved Working Drawings”).  Landlord’s failure to respond within the said 5-business day period shall be deemed as Landlord’s disapproval.  Upon receipt by Tenant of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Reduced Premises  and that obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall cooperate, at no cost to Landlord, with Tenant in executing permit applications and performing other ministerial acts necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

Exhibit “B” – Page 4

4. Construction of Tenant’s Work.

4.1 Tenant’s Selection of Contractors.

(a) The Contractor.  A general contractor shall be retained by Tenant to construct Tenant’s Work.  Such general contractor (“Contractor”) shall be (i) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) licensed in the State of Colorado and (iii) bonded and insured in accordance with the provisions of this Tenant Work Letter.  Tenant agrees to use commercially reasonable efforts to obtain or cause to be obtained a “no lien” contract from the Contractor.

(b) Tenant’s Construction Agents.  Upon Landlord’s written request, Tenant will request the Contractor to give Landlord a list of all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, the Architect, the Engineers and the Project Manager, collectively, “Tenant’s Construction Agents”).

4.2 Construction of Tenant’s Work by Tenant’s Construction Agents.

(a) Conditions for Tenant’s Construction Agents and Tenant’s Work.  Tenant’s and Tenant’s Construction Agents’ construction of Tenant’s Work shall comply with the following:  (i) Tenant’s Work shall be constructed in accordance with the Approved Working Drawings and all applicable Laws; and (ii) Tenant and Tenant’s Construction Agents shall abide by all reasonable rules made by Landlord’s property manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other Tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of Tenant’s Work.

(b) Indemnity.  Tenant agrees to indemnify, protect, defend and hold Landlord and Landlord’s Related Parties harmless against any and all Claims arising from or in any way related to (i) Tenant’s Work, (ii) any negligence or willful misconduct of Tenant or Tenant’s Construction Agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant’s Work (iii) Tenant’s non-payment of any amount arising out of Tenant’s Work and/or (iv) Tenant’s disapproval of all or any portion of any request for payment from Tenant’s Construction Agents.  Such indemnity by Tenant shall also apply with respect to any and all Claims related in any way to Landlord’s performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete Tenant’s Work and (B) to enable Tenant to obtain any building permit or certificate of occupancy for all or any portion of the Reduced Premises.

(c) Requirements of Tenant’s Construction Agents.  Each of Tenant’s Construction Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of Tenant’s Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Construction Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all

Exhibit “B” – Page 5

additional expenses and damages incurred in connection with such removal or replacement of all or any part of Tenant’s Work, and/or the Building and/or the Common Areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to Tenant’s Work shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(d) Insurance Requirements.

(i) General Coverages.  Tenant shall require of Contractor that all of Tenant’s Construction Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(ii) Special Coverages.  Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of Tenant’s Work, it being understood and agreed that Tenant’s Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Construction Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $3,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) General Terms.  Certificates for all insurance carried pursuant to this Section 4.2(d) shall be delivered to Landlord before the commencement of construction of Tenant’s Work and before Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  All policies carried under this Section 4.2(d) shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Construction Agents.  All insurance, except Workers’ Compensation, maintained by Tenant’s Construction Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

(iv) Governmental Compliance.   Tenant’s Work shall comply in all respects with the following:  (A) the applicable building code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (B) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (C) building material manufacturer’s specifications.

Exhibit “B” – Page 6

5. General Provisions.

5.1 Tenant Representative. Tenant has designated Glenn Johnston as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter, until further written notice to Landlord.

5.2 Landlord’s Representative.  Landlord has designated Jennifer Hallinan as Landlord’s sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter.

5.3 “As-Built” Drawings and Specifications.  A CADD-DXF diskette file and a set of mylar reproducibles of all “as-built” drawings and specifications of the Reduced Premises  (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) shall be delivered by Tenant to Landlord, at Tenant’s expense, within thirty (30) days after the completion of Tenant’s Work.

5.4 Force and Effect.  The terms and conditions of this Tenant Work Letter supplement the First Amendment and shall be construed to be a part of the First Amendment and are incorporated in the First Amendment.  Without limiting the generality of the foregoing, any default by any party hereunder shall have the same force and effect as a default under the Lease.  Should any inconsistency arise between this Tenant Work Letter and the Lease as to the specific matters which are the subject of this Tenant Work Letter, the terms and conditions of this Tenant Work Letter shall control.

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Exhibit “B” – Page 7

EXHIBIT “C”

SPACE PLAN FOR LANDLORD’S WORK

Exhibit “C” – Page 1